Exhibit 15

December 9, 2003

Board of Directors and Stockholders
PETsMART, Inc.
Phoenix, Arizona

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PETsMART, Inc. and subsidiaries for the 13 week periods ended November 2, 2003 and November 3, 2002, as indicated in our report dated November 24, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the 13 week period ended November 2, 2003, is incorporated by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160 and 333-108160 on Form S-8 of PETsMART, Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Phoenix, Arizona